ARC Group Worldwide 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

June 24, 2014

ARC Group Worldwide Announces Acquisition of Kecy Corporation

•	Acquisition of Precision Metal Stamping Company Further Expands ARC’s Strategic Capabilities in Metalworking and Enhances Position as ‘One-Stop-Shop’ for Advanced Manufacturing and 3D Printing

•	Broadens ARC’s Customer Base, Providing Additional Cross-selling Opportunities

•	Transaction Expected to be Immediately Accretive

•	Pro Forma for Recent Acquisitions, ARC’s CY2013 Revenue and Adjusted EBITDA was Greater Than $120 Million and $24 Million, Respectively

DELAND, FL, June 24, 2014 -- ARC Group Worldwide, Inc. (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced it has signed a definitive agreement for acquisition of the business of Kecy Corporation (“Kecy”). Kecy is one of the industry’s leading precision metal stamping companies, utilizing advanced manufacturing, robotics, automation, and die-making equipment. The company also offers value-added secondary processing with an experienced design and production staff. The transaction is structured as an acquisition of substantially all of the assets of Kecy (the “Acquisition”). The closing of the Kecy Acquisition is expected to occur on June 25, 2014.

The addition of Kecy’s precision metal stamping capabilities to ARC’s portfolio of advanced manufacturing and 3D printing services further expands ARC’s holistic solution approach. Further, Kecy provides ARC with new customers and capabilities, enabling cross-selling opportunities across the full suite of ARC products and services.

ARC acquired the ISO 9001:2000 certified company’s business for $26 million, in an all-cash transaction. Kecy generated revenues in excess of $26 million during the 2013 calendar year. Pro forma for the Acquisition, together with ATC and Thixoforming acquisitions, ARC’s calendar year 2013 revenue and adjusted EBITDA was greater than $120 million and $24 million, respectively.

Kecy, founded in Hudson, MI in 1988, became a leader in high quality, precision metal stamping with a focus on continuous improvement and innovation. ARC will operate the Kecy business out of a modern 84,000 square foot facility with technologically advanced manufacturing and die-making equipment. ARC will continue to offer Kecy’s highly flexible product portfolio that is customized for customers’ unique needs, with metal stamping capabilities ranging from prototype parts through low- to high-volume production.

"Given ARC’s leading position in metal injection molding and our focus on metal 3D printing, the Acquisition of Kecy’s business is a natural strategic fit to further bolster our metalworking capabilities. We see considerable metal stamping applications in our existing customer base, and are excited to bring these capabilities in-house, to offer a more holistic solution to our clients. Further, having been the first supplier to Kecy of metal 3D printed prototypes, we see a compelling opportunity to bring this exciting new technology to their customer base to further differentiate our combined offering and shorten the ‘speed-to-market’. Kecy’s utilization of advanced technologies, such as automation and robotics, illustrates our conviction that manufacturing is returning to the United States. Further, Kecy is a promising example of how ARC can accelerate technology adoption, by bringing additional capabilities, such as 3D printing and our proprietary online quoting software to customers," said Jason T. Young, Chairman and CEO of ARC. "The acquisition of Kecy’s business should add meaningful cash flow to ARC, and we expect it to be immediately accretive to our earnings. The Acquisition is also a good example of our ongoing overall acquisition strategy, which is to buy strategic companies at prudent multiples of cash flow, in order to increase our customer base and provide material cross-selling opportunities for our 3D printing and other advanced manufacturing capabilities. Being our customer’s full solution provider today will enable us to transition them to new manufacturing technologies over time, as 3D printing and other advanced processes begin to take market share from legacy forms of fabrication.”

Investor Conference Call

A conference call to discuss the Acquisition is scheduled for Wednesday, June 25, 2014 at 4:30 p.m. Eastern Time. To participate by phone, the U.S. dial-in number is 888-572-7034 and the international dial-in number is 719-785-1753. Please reference conference ID# 6660165. Participants are advised to dial into the call at least 10 minutes prior to the call start time to register. A transcript of the conference call will be available on the ARC website beginning two days following the call.

About ARC Group Worldwide, Inc.

ARC Group Worldwide is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, advanced tooling, automation, machining, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.kecycorporation.com , www.TeknaSeal.com, and www.ThixoWorks.com .

About Kecy Corporation

Kecy Corporation was founded in 1988 and is one of the industry’s leading metal stamping manufacturers. Kecy supplies customers in a range of industries with high quality, high precision metal stampings, specializing in quality and design capabilities. For more information about Kecy Corporation please visit www.kecycorporation.com.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended March 30, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com